Exhibit 3.5

                          ARTICLES OF AMENDMENT
                                 TO THE
                        ARTICLES OF INCORPORATION
                                   OF
                        HOST AMERICA CORPORATION


     Pursuant to Section 7-110-106 and part 3 of Article 90 of Title 7, Colorado Revised Statutes (C.R.S.), these Articles of Amendment to the Articles of Incorporation of Host America Corporation, a Colorado corporation ("Corporation"), are delivered to the Colorado Secretary of State for filing:

     FIRST:  The name of the Corporation is Host America Corporation.

     SECOND: The following amendment to the Articles of Incorporation was adopted on August 5, 2003. Shares have been issued but shareholder action was not required. Therefore, the amendment was adopted by a unanimous vote of the board of directors.

          The Articles of Incorporation are hereby amended to add paragraph (d) to Article IV thereof. Paragraph
          (d) shall read in its entirety as follows:

                               ARTICLE IV
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     "(d) SERIES B CONVERTIBLE PREFERRED STOCK.  A description of the
     Series B Convertible Preferred Stock, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions and qualifications, all as set by the Board of Directors of the Corporation, is as follows:

          (1) DESIGNATION AND INITIAL NUMBER. The class of shares of Preferred Stock hereby classified shall be designated the "Series B Convertible Preferred Stock." The initial number of authorized shares of the Series B Convertible Preferred Stock shall be TWO HUNDRED SIXTY SIX THOUSAND SIX HUNDRED SIXTY SEVEN (266,667).

          (2) DISTRIBUTIONS. Commencing on August 1, 2003, the holders of the Series B Convertible Preferred Stock shall be entitled to receive, out of funds at the time legally available for payment of distributions in the State of Colorado, a cumulative distribution at the rate of eight percent (8%) per share per annum, payable semi-annually on or before the last day of the Corporation's fiscal quarters ending December

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     31 and June 30, before any distribution shall be set apart or paid on any other capital stock for such year. To the extent that all accrued and unpaid dividends are fully paid on all issued and outstanding Series B Convertible Preferred Stock, the holders of the Series B Convertible Preferred Stock shall share pro rata in any distribution paid to the holders of Common Stock, on an as-if converted basis.

          (3) LIQUIDATION OR DISSOLUTION. In the event of a Fundamental Corporate Change, the holders of the issued and outstanding Series B Convertible Preferred Stock shall be entitled, after payment of all valid obligations owing to the creditors of the Corporation, to receive for each share of Series B Convertible Preferred Stock, before any distribution of the assets of the Corporation shall be made to the holders of any other capital stock, a dollar amount equal to the purchase price of the Series B Convertible Preferred Stock of $1.50 per share, plus all accrued and unpaid distributions declared thereon, without interest. After such payment shall have been made in full to the holders of the issued and outstanding Series B Convertible Preferred Stock, or funds necessary for such payment shall have been set aside in trust for the account of the holders of the issued and outstanding Series B Convertible Preferred Stock so as to be and continue to be available therefore, then, the holders of the issued and outstanding Series B Convertible Preferred Stock shall be entitled to participate with the holders of all other classes of issued and outstanding capital stock in the final distribution of the remaining assets of the Corporation, and, subject to any rights of any other class of capital stock set forth in the Articles of Incorporation of the Corporation or any Amendments to the Articles of Incorporation filed by the Corporation, the remaining assets of the Corporation shall be divided and distributed ratably among the holders of both the Series B Convertible Preferred Stock and other capital stock then issued and outstanding according to the proportion by which their respective record ownership of shares of the Series B Convertible Preferred Stock and such capital stock bears to the total number of shares of Series B Convertible Preferred Stock and such capital stock then issued and outstanding. If, upon such Fundamental Corporate Change, the assets of the Corporation distributable, as aforesaid, among the holders of the Series B Convertible Preferred Stock shall be insufficient to permit the payment to them of said amount, the entire assets shall be distributed ratably among the holders of the Series B Convertible Preferred Stock. A Fundamental Corporate Change occurs if the Corporation shall reclassify its capital stock, consolidate or merge with or into another person or entity, sell, convey, transfer or otherwise dispose of all or substantially all of its property, assets or business to another person or entity, or effectuate a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of.

          (4)  Conversion.

          (a) Any shares of Series B Convertible Preferred Stock may, at the option of the holder, be converted at any time or from time to time into fully-paid and nonassessable shares of Common Stock with no additional consideration to be paid by the holder thereof. All shares of Series B Convertible Preferred Stock will

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     automatically convert into shares of Common Stock on the five-year anniversary of the issue date of the Series B Convertible Preferred Stock, unless sooner converted by the holder thereof. The total number of shares of Common Stock into which Series B Convertible Preferred Stock may be converted shall be determined by multiplying the number of shares of Series B Convertible Preferred Stock to be converted by the per share purchase price of $1.50 and dividing the result by the conversion ratio then in effect. The conversion ratio shall initially equal $1.50, and will thereafter be subject to adjustment as provided in paragraph (5) below. For the avoidance of doubt, it is acknowledged that the Series B Convertible Preferred Stock may not be subdivided or combined at any time.

          (b) To exercise his conversion privilege, the holder of any shares of Series B Convertible Preferred Stock shall surrender to the Corporation during regular business hours at the principal executive offices of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, accompanied by written notice stating that the holder elects to convert such shares. Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the "Conversion Date." Within three (3) business days after the date on which such delivery is made, the Corporation shall issue and send (with receipt to be acknowledged) to the holder thereof or the holder's designee, at the address designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which the holder is entitled as a result of such conversion, and cash with respect to any fractional interest of a share of Common Stock as provided in paragraph (c) of this Section 4. The holder shall be deemed to have become a shareholder of record of the number of shares of Common Stock into which the shares of Series B Convertible Preferred Stock have been converted on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event he shall be deemed to have become a shareholder of record of such shares on the next succeeding date on which the transfer books are open, but the Conversion Price shall be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares of Series B Convertible Preferred Stock represented by a certificate or certificates surrendered for conversion, the Corporation shall within three (3) business days after the date on which such delivery is made, issue and send (with receipt to be acknowledged) to the holder thereof or the holder's designee, at the address designated by such holder, a new certificate covering the number of shares of Series B Convertible Preferred Stock representing the unconverted portion of the certificate or certificates so surrendered.

          (c) No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series B Convertible Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series B Convertible Preferred Stock, the Corporation shall make an adjustment with respect to such fractional interest equal to the fair market value of such fractional interest, to the nearest 1/100th of a share of Common Stock, in cash at the Current Market Price (as defined below) on the business day preceding the effective

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     date of the conversion.  The "Current Market Price" of publicly traded shares of Common Stock shall be deemed to be the average of the daily "Closing Prices" for the 10 consecutive trading days preceding the Conversion Date. The "Current Market Price" of the Common Stock which is not publicly traded shall mean the fair value thereof as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or properties selected in good faith by the Board of Directors of the Corporation. The "Closing Price" shall mean the last reported sales price on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on Nasdaq, or, if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on Nasdaq, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation for that purpose.

          (d) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series B Convertible Preferred Stock pursuant hereto, other than any taxes payable with respect to income by the holders thereof.

          (e) The Corporation shall at all times reserve for issuance and maintain available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series B Convertible Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Series B Convertible Preferred Stock from time to time outstanding. The Corporation shall from time to time (subject to obtaining necessary director and shareholder action), in accordance with the laws of the State of Colorado, increase the authorized number of shares of its Common Stock if at any time the authorized number of shares of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Series B Convertible Preferred Stock at the time outstanding.

          (f) If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series B Convertible Preferred Stock require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Corporation will in good faith and as expeditiously as possible meet such registration, listing or approval, as the case may be.

          (g) All shares of Common Stock, which may be issued upon conversion of the shares of Series B Convertible Preferred Stock, will upon issuance by the Corporation be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof.

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          (5)  ANTI-DILUTION.

          (a) If the Corporation issues additional shares of Common Stock, or derivative securities convertible into Common Stock (other than the issuance of shares of Common Stock upon exercise of previously granted options or warrants), at a price lower than $1.50 per share, the conversion ratio will adjusted to the purchase price of such newly issued shares. In addition, proportional adjustments will be made for stock splits, dividends and recapitalizations. For example, with respect to stock splits or dividends, in the event that the Corporation shall at any time subdivide the outstanding shares of Common Stock, or shall pay or make a dividend or distribution on any class of capital stock of the Corporation in Common Stock, the conversion ratio in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately decreased, and in case the Corporation shall at any time combine the outstanding shares of Common Stock, the conversion ratio in effect immediately prior to such combination shall be proportionately increased, effective at the close of business on the date of such subdivision, dividend or combination, as the case may be.

          (b) In case of the issuance or issuances by the Corporation of derivative securities as described in Section 5(a), all shares of Common Stock issuable upon the conversion or exchange of such securities shall be deemed to be issued as of the date such securities are issued, and the amount of the consideration received by the Corporation for such additional shares of Common Stock shall be deemed to be the total of (x) the amount of consideration received by the Corporation upon the issuance of such securities, plus (y) the minimum aggregate consideration, if any, other than such securities, receivable by the Corporation upon such conversion or exchange.

          (c) Upon the occurrence of each adjustment or readjustment of the conversion ratio pursuant to Section 5(a), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof, and prepare and furnish to the holder of the Series B Convertible Preferred Stock a certificate signed by the president and chief financial officer (or, in the absence of a person designated as the chief financial officer, by the officer serving in an equivalent or similar financial capacity) of the Corporation setting forth (i) such adjustment or readjustment, (ii) the conversion ratio at the time in effect, and
     (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares.

          (6) VOTING RIGHTS. Except as required by law, the Series B Convertible Preferred Stock will vote together with the Common Stock. Each share of Series B Convertible Preferred Stock shall have a right to that number of votes equal to the number of shares of Common Stock issuable upon conversion of such stock.

          (7) STATUS OF SERIES B CONVERTIBLE PREFERRED STOCK. Shares of Series B Convertible Preferred Stock which have been converted to Common Stock by the holders shall not be cancelled but shall revert to the status of authorized but unissued shares of preferred stock of the Corporation.

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          (8)  NOTICE.  All notices required to be delivered hereunder to the holders of the Series B Convertible Preferred Stock shall be sent by prepaid overnight courier or first class or registered or certified mail, return receipt requested, with postage prepaid thereon, to the holder at holder's last address shown on the records of the Company for the Series B Convertible Preferred Stock."

     THIRD: The amendment does not provide for an exchange, reclassification, or cancellation of issued shares.

     FOURTH: The amendment does not effect a change in the amount of stated capital.

     FIFTH: The name and mailing address of the individual who causes this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused, are: Nancy N. Orcutt, 370 - 17th St., #4800, Denver, CO 80202.


Dated as of August 11, 2003.









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